Exhibit 4.1

SECURED PROMISSORY NOTE

NEITHER THE ISSUANCE AND SALE OF THIS NOTE NOR THE SECURITIES SECURING THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED, OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

NUKKLEUS INC.

SECURED PROMISSORY NOTE

NIS 29,750,000	December 30, 2025

This Secured Promissory Note (this “Note”) is issued pursuant to the terms and provisions of that certain Stock Purchase Agreement dated as of September 1, 2025, as amended by the Amendment dated December 30, 2025 (collectively, the “Purchase Agreement”), by and among Tiltan Software Engineering Ltd. (“Tiltan”), Nukkleus Inc., Nukk Picolo Ltd. (“the Subsidiary”), and Arie Shafir (“the Shareholder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

1. Principal and Interest.

1.1 Promise to Pay. Nukkleus Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to the Shareholder (the “Holder”) the principal amount of NIS 29,750,000 (Twenty-Nine Million Seven Hundred Fifty Thousand Israeli Shekels).

1.2 Payment Schedule. The outstanding principal amount shall be paid in five (5) equal installments of NIS 5,950,000 each, with payments due as follows:

●	First installment (minus NIS 666,667.00): 36 days after the Closing Date (as defined in the Purchase Agreement)

●	Second installment (minus NIS 666,667.00): 72 days after the Closing Date

●	Third installment: 108 days after the Closing Date

●	Fourth installment: 144 days after the Closing Date

●	Fifth installment: 180 days after the Closing Date (such date hereinafter referred to as the “Settlement Date”)

1.3 Interest. This Note shall not bear interest unless an Event of Default occurs, in which case interest shall accrue at the rate of 10% per annum from the date of default until payment.

1.4 Upon full payment of this Note, it shall be marked “Cancelled” and surrendered to the Company.

2. Security. This Note is secured by a first-priority lien on the common stock of Tiltan as set forth in the Pledge Agreement dated the date hereof between the Subsidiary and the Shareholder. The lien shall be released upon full satisfaction of this Note.

3. Prepayment. The Company may prepay all or any portion of the principal amount due under this Note at any time without penalty or premium. In the event of prepayment, the Settlement Date shall be deemed to occur on the date of final payment.

4. Events of Default. If any Event of Default occurs, the entire unpaid principal amount shall become immediately due and payable, and interest shall accrue from such date at 10% per annum until payment.

The following shall constitute an “Event of Default”:

(a)	Failure by the Company to pay any installment within ten (10) business days after its due date after written notification is received by the Company;

(b)	The Company or the Subsidiary files for bankruptcy, insolvency, reorganization, or similar relief;

(c)	An involuntary petition in bankruptcy is filed against the Company or the Subsidiary and not dismissed within ninety (90) days;

(d)	Appointment of a receiver, custodian, or trustee for the Company or the Subsidiary or its respective assets;

(e)	Material breach of the Purchase Agreement not cured within the specified cure period; or

(f)	Dissolution, winding up, or cessation of business by the Company or the Subsidiary for a continuous period of twenty (20) days.

5. Assignment. Neither party may assign its rights or obligations under this Note without the prior written consent of the other party. This Note shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, administrators, and transferees.

6. Amendments and Waivers. This Note may be amended or waived only with the written consent of both the Company and the Holder.

7. Notices. All notices required or permitted shall be in writing and deemed effectively given upon personal delivery, deposit with an internationally recognized courier, or confirmation of receipt when sent by registered or certified mail, to the addresses set forth in the Purchase Agreement (or as updated by notice).

8. Governing Law; Jurisdiction. This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws. Disputes shall be resolved in accordance with the provisions of the Purchase Agreement.

9. Currency. All payments under this Note shall be made in Israeli Shekels (NIS). Payments in another currency shall be converted at the exchange rate published by the Bank of Israel on the date of payment.

10. Miscellaneous.

●	Business Days. If a payment date falls on a non-Business Day, payment shall be made on the next Business Day.

●	Replacement. Upon proof of loss or destruction of this Note, the Company shall issue a replacement Note.

●	Severability. If any provision is held unenforceable, the remainder shall remain valid.

●	No Waiver by Delay. Delay or failure in exercising any right shall not operate as a waiver.

●	Entire Agreement. This Note and the Purchase Agreement constitute the entire agreement of the parties regarding this subject matter.

11. No Stockholder Rights. This Note does not confer upon the Holder any rights as a shareholder of the Company.

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IN WITNESS WHEREOF, the Company has caused this Note to be executed as of the date first written above.

NUKKLEUS INC.

By:	/s/ Menachem Shalom
Name:	Menachem Shalom
Title:	CEO

ACKNOWLEDGED AND AGREED:

HOLDER:

/s/ Arie Shafir
Name: Arie Shafir

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